Exhibit 3.35
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NATIONAL CONVENIENCE STORES INCORPORATED
National Convenience Stores Incorporated, a Delaware corporation (the “Corporation”), does hereby certify that this Amended and Restated Certificate of Incorporation of National Convenience Stores Incorporated was duly adopted in accordance with Section 245 of the General Corporation Law of the State of Delaware; the Corporation was originally incorporated under the name of NCS Merging Corporation; and the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State on June 21, 1979. The text of the Corporation's Restated Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

FIRST:	The name of the Corporation (the “Corporation”) is National Convenience Stores Incorporated.

SECOND:
The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The total number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.01 per share.

FIFTH:	Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.

SIXTH:
No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article Sixth shall not eliminate or limit the personal liability of a director for any act or omission occurring prior to the date this Article Sixth becomes effective.

SEVENTH:
In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Corporation, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Corporation may in its by-laws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

EIGHTH:
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned officers have signed this Amended and Restated Certificate of Incorporation this 8th day of January, 1996.
NATIONAL CONVENIENCE STORES INCORPORATED
By: /s/ A.W. O'Donnell
A.W. O'Donnell,
Chairman and Chief Executive Officer

ATTEST:
/s/ Jerry D. King
Jerry D. King, Secretary

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